SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

[X]  Filed by the registrant
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     Check the appropriate box:
[X]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Atlantic Pharmaceuticals, Inc.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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          and 0-11.
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previously.  Identify the previous filing by registration  statement  number, or
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

                              CONSENT SOLICITATION

                                       AND

                          CONSENT REVOCATION STATEMENT

                                       OF

                         ATLANTIC PHARMACEUTICALS, INC.


     This Consent Solicitation and Consent Revocation Statement (the "Solicitation") and the accompanying form of written consent are furnished by Atlantic Pharmaceuticals, Inc. (the "Company") in connection with its solicitation of written consents from the holders of common stock, par value
$0.001 per share, of the Company (the "Common Stock") and of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the "Preferred Stock" and, together with the Common Stock, the "Stock"), to take the following actions without a meeting of the Company's stockholders, as permitted by the General Corporation Law of the State of Delaware (the "DGCL"):

     1. Remove Steve H. Kanzer from the Board of Directors (the "Board") of the Company (the "Director Removal Proposal"); and

     2.   Amend the  Company's  Certificate  of  Incorporation  to delete in its entirety clause (vii) of Section 6(b) of the Certificate of Designations of Series A Convertible Preferred Stock of the Company (the "Charter Proposal" and, together with the Director Removal Proposal, the "Company Proposals").

     This Solicitation also serves as the Company's statement in opposition to, and consent revocation solicitation of, the proposals (the "Insurgent Proposals") for which the consent of the Company's stockholders has been solicited by Steve H. Kanzer, A. Joseph Rudick and Frederic P. Zotos (collectively, the "Insurgents") in the definitive Proxy Statement on Schedule 14A filed by the Insurgents with the U.S. Securities and Exchange Commission (the "SEC") on March 25, 1999 (the "Insurgent Solicitation").

     Stockholders of the Company are being asked to express their consent to the Proposals by MARKING, SIGNING, DATING AND MAILING the enclosed consent form and returning it promptly in accordance with the instructions set forth below. Consenting in writing to the Proposals will effectively revoke your prior written consents to the Insurgent Proposals.

     This Solicitation and the enclosed consent card are first being furnished the Company's stockholders on or about April [__], 1999.

     The Board RECOMMENDS THAT YOU CONSENT TO EACH OF THE COMPANY PROPOSALS and that you WITHHOLD OR REVOKE YOUR CONSENT TO EACH OF THE INSURGENT PROPOSALS.

                          SUMMARY OF CONSENT PROCEDURE


     The Company Proposals will become effective on the date when the written consents of holders of a majority of the shares of Stock outstanding on January 25,1999 (the "Record Date') are delivered to the Company, provided (i) that each of those consents is delivered to the Company within 60 days of the earliest consent duly delivered to the Company and otherwise in accordance with the DGCL and with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act") and (ii) that the Insurgent Proposals have not first become effective. Because the Board did not set a record date in connection with the Insurgent Solicitation, the DGCL provides that the record date for such solicitation is the date upon which the Company first receives a written consent to the Insurgent Proposals. Mr. Kanzer delivered to the Company his written consent to the Insurgent Proposals on January 13, 1999 and February 25, 1999, but subsequently revoked those consents and delivered a new consent dated March 23, 1999. Consequently, the Company believes that the record date in connection with the solicitation of consents for the Insurgent Proposals and the revocation thereof is March 23, 1999; only stockholders of record and entitled to vote as of such date are entitled to consent to such proposals; and only those unrevoked consents to such proposals received by the Company on or before May 22, 1999 shall be deemed effective.

     In the event that you have already signed and mailed a form of Consent of Stockholder to Action Without Meeting consenting to the Insurgent Proposals, you may revoke your consent to the Insurgent Proposals in a dated writing mailed as instructed in the Insurgent Solicitation, or by consenting in writing to the Company Proposals. However, such revocation or consent will only be effective if received by the Company prior to its receipt of written consents from stockholders holding a majority of the voting power of the Stock in favor of the Insurgent Proposals. Consequently, should you wish to vote in favor of the Company Proposals, THE COMPANY RECOMMENDS THAT YOU EXPRESSLY REVOKE YOUR EARLIER CONSENT TO THE INSURGENT PROPOSALS IN THE MANNER DESCRIBED ABOVE.

     If you have not yet completed or mailed the Consent of Stockholder to Action Without Meeting supplied in connection with the Insurgent Solicitation, your failure to do so shall effectively serve as a "no" vote on the Insurgent Proposals. However, in order to vote in favor of the Company Proposals, you must indicate your consent thereto and return the enclosed form of Consent to the Company. At such time as the Company receives the unrevoked written consent of holders of the requisite number of shares of Stock for each proposal, either the Company Proposals or the Insurgent Proposals, such proposal shall be deemed adopted and effective. Because the Company's Director Removal Proposal and each of the Insurgent Proposals are essentially incompatible, the earlier adoption of the Company Proposals shall render moot the Insurgent Proposals, and vice versa. The Insurgents do not seek revocation of consents in favor of the Charter Amendment Proposal. At such time as either the Company Proposals have become effective or the 60-day solicitation periods for the adoption of proposals have expired without the requisite number of consents received, the Company shall notify its stockholders through a press release and by filing with the SEC a Current Report on Form 8-K. The Company can make no representation as to stockholder notification in the event that the Insurgent Proposals become effective, as the Insurgents shall control the Company's governance at such time.

     At the close of business on the Record Date, there were 4,503,548 shares of Common Stock and 632,468 shares of Preferred Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder as of the Record Date. As of the Record Date, each share of Preferred Stock was convertible into 3.27 shares of Common Stock. Consequently, the Preferred Stock was as of such date entitled to an aggregate of 2,068,170 votes. The total voting power represented by the total Stock as of the Record Date was 6,571,178, of which 3,285,860 votes constitute the majority required for adoption of the Company Proposals.

     THE BOARD RECOMMENDS THAT YOU CONSENT TO EACH OF THE COMPANY PROPOSALS AND WITHHOLD OR REVOKE CONSENT TO EACH OF THE INSURGENT PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED CONSENT FORM AND RETURN IT PROMPTLY. FAILURE TO SIGN AND RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

     If your shares of Stock are held in your name, please mark, sign, date and mail the enclosed consent form to Ms. Margaret A. Schalk at the Company's address below in the postage-paid envelope provided. If your shares of Stock are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for the consent form representing your shares to be marked, dated, signed and mailed. Only that institution can execute a consent form with respect to your shares in the name of that institution and only upon receipt of specific instructions from you. The Company urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Ms. Schalk at the address set forth below so that the Company is aware of all instructions given and can attempt to ensure that those instructions are followed.

     Please return your completed consent form (or a copy of institution instructions), and direct any questions regarding the Company Solicitation or the Company Proposals to:

                             Ms. Margaret A. Schalk
                         Atlantic Pharmaceuticals, Inc.
                       1017 Main Campus Drive, Suite 3900
                                Raleigh, NC 27606
                            Telephone: (919) 513-7024
                               Fax: (919) 513-7021


                            STATEMENTS IN OPPOSITION
                   TO THE INSURGENT PROPOSALS AND IN FAVOR OF
                              THE COMPANY PROPOSALS

     The Insurgent Solicitation sets forth the Insurgents' two principal goals for the future management of the Company. The Insurgents would "take steps to reduce general and administrative expenses" and they "might seek appropriate candidates to enter into strategic alliances with" the Company. Therein lies the strategy constituting the combined wisdom, experience and vision of the Insurgents. For the following reasons, the Board does not believe that the Insurgent Proposals are in the best interests of the Company's stockholders.

HISTORICAL PERSPECTIVE

     The Company was incorporated in 1993 and completed its initial public offering of Common Stock (the "IPO") in December 1995. During this time, the Company was financed by affiliates of Paramount Capital, Inc. ("Paramount"). In anticipation of the IPO, the Company recruited and hired an independent management team in mid to late 1995, and at this time the board of directors was composed exclusively of Paramount affiliates, including Mr. Kanzer, who was employed by Paramount through December 1998. The Company determined that independent management was appropriate and desirable at that point because its varied technologies were in different medical fields and different stages of development, and consequently would require professional expertise to move the technologies closer to commercialization.

     At the end of June 1998, the then President and Chief Executive Officer ("CEO") resigned, at which time the Board of Directors appointed an Executive Committee, comprised of Board members Drs. Fildes, Iwaki and Prendergast, to conduct the ongoing affairs of the Company and to find a candidate for the full-time President and Chief Executive Officer position. Mr. Kanzer was offered membership on the Executive Committee but declined, citing other commitments. Following the finalization of the Company's corporate deal with Bausch and Lomb, Dr. Fildes was elected Chairman to provide strategic oversight and commercial advice for senior management. He only accepted the position of interim Chief Executive Officer on condition that there be a permanent incumbent by December 31, 1998. The Executive Committee was established for the express purpose of maintaining company momentum with its programs and its ratification was with full approval of the Board of Directors.

     The Company does not believe that the Insurgents' allegations of self-dealing are warranted. Drs. Iwaki and Prendergast were not compensated for their additional roles assumed by serving on the Executive Committee. Dr. Fildes had no pecuniary interest in the company before joining the Board and received $60,000 as compensation for his services as interim Chief Executive. In addition, he received options to purchase 75,000 shares of the Company's Common Stock at $2.31 per share for this role and previously, he had received an initial allocation of stock options upon joining the Board. Mr. Kanzer is the only member of the Board to have served as such since the Company's inception, and Dr. Rudick is currently a member of the boards of directors of two of the Company's subsidiaries, Channel Therapeutics, Inc. ("Channel") and Optex Ophthalmologies, Inc. ("Optex"). Although Mr. Cleary was only appointed to the board in December 1998, the Insurgents now seek his removal, but not Dr. Iwaki who has been an integral member of the Executive Committee and has participated in all its executive actions. Consequently, the Board is perplexed as to the substance and the target of the Insurgents claims. Drs. Iwaki and Fildes and Mr. Cleary were appointed or elected to the Board as independent outside directors with decades of industry experience. Their election and ongoing commitment to the Company was to best serve the interest of all shareholders and provide broad constructive input to management.

     MOST IMPORTANTLY, AS DETAILED BELOW, THE COMPANY BELIEVES THAT THE ALLEGATION THAT THE EXECUTIVE COMMITTEE WAS NEGLIGENT WITH RESPECT TO THE FINANCIAL AFFAIRS OF THE COMPANY IS NOT BORNE OUT UPON PROPER ACCOUNTING ANALYSES OF THE COMPANY'S EXPENDITURES.

INSURGENTS' CLAIMS
------------------

I.   EXCESSIVE GENERAL AND ADMINISTRATIVE EXPENSES AND ALLEGED SELF-DEALING

     Given this brief historical perspective provided above, it is imperative to review the Insurgents' claims that the members of the Board "have caused the Company to incur inappropriately high general and administrative expenses, and have attempted to engage in appropriate self-dealing transactions."

     The Board believes that a historical review of the Company's general and administrative ("G&A") expenses and research and development ("R&D") expenses would be helpful to Stockholders, as it refutes the fundamental tenet of the Insurgents' claims and demonstrates clearly that, over time, the Company has attempted to allocate increasing budget levels to R&D.

     The Insurgents correctly note that the Company's most recent Quarterly Report on form 10-QSB reports G&A expenses since inception to be $11,497,806 and R&D expenses since inception to be $6,131,920. The Insurgents state that the ratio of spending between G&A and R&D is wholly inappropriate for a development stage company and suggest that the imbalance is due to self-dealing, misplaced priorities or both, and suggest further that such expenses are attributable to the policies and practices of the current Board. However, during the period from inception through the IPO in December 1995, when the Company was managed principally by its founders and at which time Mr. Kanzer was the only current director of the Company and Dr. Rudick was a director of two of the Company's subsidiaries, the Company's G&A expenses totaled $3,472,917 and R&D expenses were $790,042, or 81% and 19% of total expenses, respectively ($250,000 of the G&A expenses represent payments that were made immediately following the IPO, at Mr. Kanzer's insistence, to Mr. Kanzer's former law firm for legal work in conjunction with preparation of an SEC filing in 1994-1995 THAT NEVER TOOK PLACE). From the period January 1, 1996 through September 30, 1998, G&A expenses were $8,024,889 and R&D expenses were $5,341,878, or 60% and 40% of total expenses, respectively. During this period, subsequent to the successful consummation of the Bausch & Lomb licensing agreement, Optex incurred $405,000 in development fees which are not included in the R&D expenses cited above since they were fully reimbursed by Bausch & Lomb under the terms of the agreement. It should be noted that the $1.8 million in fees and expenses paid by the Company in connection with its financing activities is nearly equal to the $2.2 million representing total expenses attributable to payroll, state and federal employee taxes and employee benefits (not including the one-time charge of $211,250 for the previous CEO's severance package).

     In fact, in the years since its IPO, with the addition of an independent management team and independent members of the Board, the percentage of expenses allocated to R&D has more than doubled and the percentage of total expenses attributable to G&A expenses has decreased substantially and is currently commensurate with early-stage developmental companies conducting operations in the same manner as Atlantic (according to a 1998 Price Waterhouse Survey). The Company's trend of decreasing G&A expenses while increasing R&D spending is better assessed on a year-by-year basis as in the following table:

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

                                      Year
                             (Dollars in thousands)
                      (Percentage of total annual expenses)

                  7/93 - 12/31/95       1996            1997         1/1-9/30/98
                  --------------------------------------------------------------
G&A Expenses       $3,472 (78%)     $2,747 (72%)    $2,838 (52%)    $1,885 (45%)
R&D Expenses        $790 (18%)      $1,059 (18%)    $2,560 (48%)    $2,300 (56%)

Moreover, the Company has incurred no debt whatsoever subsequent to the IPO and has, in fact, earned $858,323 in interest income as the result of careful management of its capital.

     In connection with increased focus on R&D expenditures, the Board is dedicated to maximizing current opportunities and is committed to the technologies and products-under-development that the Company has fostered to date. In contrast, and as discussed more fully below, the Board believes that the Insurgents' principal desire is to cut costs and to pursue alliances, showing little faith in the Company's current assets and portfolio.

II.  RELOCATION EXPENSES

     The Insurgents also allege that the Company has incurred inappropriate relocation expenses during the course of its development. This allegation is based upon substantial factual errors and, in the opinion of the Board, is completely without merit. The Company was originally located in Northbrook, Illinois, where the original CEO resided, and not New York City. The Company did not relocate any employees to Half Moon Bay, California. At the time that the previous CEO, who was living in Half Moon Bay, assumed operating responsibility, the Company had no employees to move. The previous CEO hired the three current employees of Atlantic in the fall of 1995, two of whom moved to Half Moon Bay (for a total Company expense of $3,094) while the third did not relocate. Most recently, the Company's operations were relocated to Raleigh, North Carolina, because of that city's relative proximity to New York City and its desirable location inside the "research triangle." The move of the Company from Half Moon bay to North Carolina resulted in the relatively minor total of $29,187 in relocation expense being charged to the Company.

III. BAUSCH AND LOMB

     The Insurgents would have the Company's stockholders believe that Dr. Rudick and the "management team" of Optex are responsible for the Company's "one success" - the acquisition, development and licensing of its Catarex(TM) technology to Bausch & Lomb Surgical. In fact, Optex employs the three research engineers who invented the Catarex system, but no business development, medical/scientific, or management personnel. In this regard, Atlantic's management team consists of three individuals who perform the functions of Chief Scientific and Medical Officer, Chief Financial Officer, and Vice President of Investor Relations and Project Management, who perform these functions simultaneously for the Company and each of its three subsidiaries, Optex, Channel and Gemini Technologies, Inc.

     Despite the Insurgent's suggestion that Dr. Rudick played a significant role in the commercialization of Optex, the collaboration with Bausch & Lomb Surgical was negotiated exclusively by the Company's former President and CEO and the Company's legal counsel.

Obviously, the Optex research team played a pivotal role in the technical discussions and due diligence necessary for concluding this Agreement. Dr. Rudick was retained by the Company as a consultant responsible for technical promotion and support of the product, but did not participate in any negotiations or collaboration with Bausch & Lomb Surgical.

IV.  COMPENSATION ARRANGEMENTS

     NO MEMBER OF THE BOARD HAS RECEIVED CASH COMPENSATION FOR SERVING AS DIRECTOR SINCE NOVEMBER 1997 AND DURING THE YEARS 1998 OR 1999, AND THE ONLY COMPENSATION OF ANY KIND, IN SUCH CAPACITY, HAS BEEN THE STOCKHOLDER-APPROVED AUTOMATIC OPTION GRANTS AWARDED TO ALL DIRECTORS. HOWEVER, IN 1998, DR. FILDES WAS PAID $63,500 AND WAS ISSUED AN OPTION, VESTING MONTHLY OVER THREE YEARS, TO PURCHASE 75,000 SHARES OF THE COMPANY'S COMMON STOCK AT $2.31 PER SHARE AS COMPENSATION FOR HIS ACTING AS ATLANTIC'S INTERIM CEO. DR. FILDES WAS RETAINED AS INTERIM CEO, WHOSE TERM AND COMPENSATION CEASED IN DECEMBER 1998. MR. KANZER VOTED TO APPROVE SUCH COMPENSATION.

     Notwithstanding the Insurgents' characterization, no employment offer has been made to Dr. Prendergast by the Company, although proposals have been discussed at the Board level. Further, although the Insurgents state that Dr. Prendergast "has been the only candidate considered by the Board of Directors," in fact, the Executive Committee (membership on which Mr. Kanzer's turned down) was charged by the Board with the task of identifying candidates and received more than thirty resumes. Dr. Fildes, as a member of the Executive Committee, personally interviewed five of the most promising candidates before Mr. Prendergast even expressed an interest in the position, at which time he appeared to the Committee as the most qualified candidate and his candidacy was accordingly brought the full Board for consideration. Moreover, the Board firmly believes that the proposed employment agreement with Dr. Prendergast to which the Insurgents refer is consistent with the terms of the agreement by which the Company's previous full-time President and CEO was employed, and that its terms fairly reflect the competitive market for qualified and desirable chief executives of public companies at our stage of development.

     It should be noted that Mr. Kanzer voted in favor of the consulting agreement in place between the Company and Dr. Iwaki and the consulting agreement with another director that was submitted to the Series A Preferred Stockholders for approval in May 1998, contradicting any implied allegation of improper self-dealing in connection therewith. Given his poor attendance at Board meetings and his utter failure to visit the Company's facilities or confer with its management, it should be no surprise that Mr. Kanzer and the other Insurgents lack the facts relevant to the Company's governance and operations.

V.   INSURGENTS' PROPOSED CORPORATE REORGANIZATION

     Although the Company's G&A expenses have been decreasing significantly, as discussed above, the Insurgents "would consider the possibility of combining Atlantic's operations" with those of Optex, including having Optex's three-person "management team" assume responsibilities for all of the products and technologies of Atlantic and its other subsidiaries. The Board believes that the combination the Insurgents propose would inherently limit the Company to the ophthalmology market and result in the abandonment of its other products and technologies.

     The three-person "management team" to which the Insurgents refer are not, in fact, currently responsible for Optex's management. Those persons are ophthalmic device experts engaged in product research and development. Optex does not have a chief executive officer, chief financial officer, chief scientific officer or business development manager. As discussed above, the members of Atlantic's management team have served Optex in these capacities. Respected scientists though they are, the Board is incredulous as to how those personnel could, even if willing, assume the financial, accounting and other responsibilities for managing a public corporation and managing the development of additional technologies.

     Nor do Optex's employees have management experience in the pharmaceutical industry. Consequently, the Board urges the Stockholders to consider the wisdom of the Insurgents' proposal to consolidate the operations of Atlantic with those of Optex, under Optex's management. Years ago, the Company made the strategic decision to diversify its operations by forming subsidiaries armed with the tools and personnel to focus on their respective areas of expertise. The Board believes that the Insurgents' proposal belies either their ignorance or their intent to abandon the Company's analgesic and antisense technologies and products under development.

     Because the Board has faith in the Company's technologies beyond Catarex and in particular its analgesic program, we are concerned with the Insurgents' proposal to consolidate Atlantic's operations with those of Optex under Optex's management. The Board remains confident that its long-standing and long-expressed commitment to its existing technologies and to a diverse product platform are in the best interests of the Company and its Stockholders.

VI.  PROPOSED CHARTER AMENDMENTS

     The  Insurgents   state  their  belief  that  "the  clearest  sign  of  how
entrenched" the Board is its submission to the stockholders of the Charter Amendment Proposal. CURIOUSLY, HOWEVER, THE INSURGENTS DO NOT OPPOSE THE CHARTER AMENDMENT PROPOSAL AND DO NOT SEEK REVOCATION OF CONSENTS IN FAVOR OF THAT PROPOSAL. As a consequence, consents in favor of the Insurgent Proposals will not serve to revoke any prior consent to the Charter Amendment Proposal, with the curious result that both the Insurgent Proposals and one of the Company Proposals could both be adopted by the stockholders. In a further self-serving and potentially deceptive statement, the Insurgents note that Mr. Kanzer is paying solicitation expenses "out of his own pocket" while accusing the Board of "causing Atlantic to bear the costs" of the Solicitation, despite the fact that the Insurgents, as stated in their proxy statement, intend to seek reimbursement of their costs without a stockholder vote should their nominees be elected to the Board. Thus, the Board can see no merit to the Insurgents' claim that Mr. Cleary and Dr. Fildes "wish to avoid at all costs having outsiders intrude on what is a self-serving insider arrangement at the expense of the current stockholders."

     For the reasons stated above, the Board believes the Insurgents' claims that Dr. Fildes and Mr. Cleary should be removed due to inappropriate corporate spending and self-dealing to be completely without merit.

VII. STRATEGIC ALLIANCES AND COMPANY STRATEGY

     Since its first financing, the Company has pursued its stated strategy of identifying and developing proprietary early-stage technologies and product opportunities until such time that the Company can complete significant corporate partnerships for the further development and commercialization of such technologies. The Company has sought to develop four independent programs that have product opportunities in areas as diverse as cataract surgery, pain/inflammation, infectious disease, cancer and restenosis. The Company has attempted to achieve proof-of-principle studies that can then generate sufficient data to attract pharmaceutical company development and investment agreements, anticipating that the terms of such relationships will bring additional financial capital to focus on the in-house development of programs, together with other technologies. Moreover, as and if the Company generates partnership revenue with its initial set of potential products, it may be able to secure rights to other products that will either be in a later stage of development or that will have a lower risk profile. In view of the risks involved in such early stage programs, the Company has adopted the strategy of pursuing a diverse portfolio of opportunities primarily in order to further enhance the risk/benefit profile but also so as not to be reliant upon the success of a single platform or product opportunity.

     The Board believes that the Insurgents' view that the most appropriate strategy for the Company is to have access to or develop late-stage products belies their underlying assumption that the Company's current technology and product portfolio cannot sustain any continued market value appreciation. Thus, the Insurgents propose a merger or sale of the Company. By virtue of their proximity to market, late-stage products are limited in their availability, expensive to acquire and even more expensive to develop. The Board is by no means opposed to a potential business combination. In fact, the Company has considered four such transactions during the last six months. Of the candidates involved, two were identified by Board members individually, and two were proposed to the Company by Paramount pursuant to a fee-based advisory agreement. After evaluating the technological, financial and strategic merits of each opportunity, the Board concluded that the two presented by Paramount were inappropriate and not in the best interests of the Company's stockholders, and that the proposed transactions would have saddled the Company with significant debt and/or an unwieldy and dilutive capital structure or would have abandoned the Company's products and technologies in order to access its cash reserves. Of the two potential business combinations initiated by individual Board members, one was deemed unworthy for presentation to the Board and the second is still being evaluated by the Board.

     The Board is concerned that although the Insurgent Solicitation on its surface speaks to the issue of changing the Company's strategy to capture enhanced stockholder value through a combination with another entity having proprietary, novel technologies, in its opinion the most likely outcome of such a combination would be the Company's sale to or merger with another Company that the Board believes will be significantly dilutive to Atlantic's existing stockholders. Dilution to the Company's stockholders would be two-fold: the Preferred Stock's liquidation preference precedes any payments of merger consideration to the holders of Common Stock and the Company's stockholders could very well hold a minority of the outstanding shares of the surviving entity in a business combination.

     Further, the Board believes that current stockholders are best served in any potential corporate combination by situations that are not significantly dilutive and in which the combination will provide a growth platform through the acquisition of either a much more substantial product pipeline or significant cash and/or revenue streams.

     The Board and management recognize the importance of maximizing its investment in research and development. However, a business combination such as a merger would not necessarily achieve this objective. Although the Insurgent Solicitation mentions the need to conserve working capital in the same context, this too can be accomplished through other means. Throughout the course of its operational review in autumn 1998, an Executive Committee of the Board, consisting of Drs. Fildes, Prendergast and Iwaki (the "Executive Committee" or "Committee") instituted several cost-savings measures that the Board believes could conserve up to $0.5 million in the next fiscal year. Additionally, in view of certain one-time charges incurred during 1998, the Company expects its general and administrative expenses to be significantly lower in 1999.

VIII. SHAREHOLDER GROWTH AND LIQUIDITY

     The Company faces two strategic questions. First, can it rely on existing programs to provide a sustainable growth platform for the current shareholder base? Second, can those programs achieve such growth without significant further dilution to the existing shareholder base? The Board projects that the operational plan prepared by its Executive Committee as outlined above can be executed over the next twenty-four (24) months and that if executed successfully, will coincide with the ongoing revenue stream anticipated from the market launch of the Company's cataract surgical device, Catarex(TM).

     In the  meantime,  the Company  strongly  believes  that it will be able to attract a much broader stockholder base by demonstrating the validity of its product pipeline through the achievement of developmental milestones and the completion of corporate partner investments. In the immediate term, the strategy is to provide the opportunity for the Company to sustain itself and to attract a broader shareholder base without significant dilution to the existing shareholders.

     Nevertheless, despite the opportunity for shareholder growth the Board is taking a realistic appraisal of the Company's longer-term prospects. Currently the Company is listed on the NASDAQ SmallCap Market System. For most biotechnology companies traded on this System, the opportunity to attract a much broader shareholder base is somewhat limited until they have achieved significant milestones in the development of their technologies or product opportunities. More importantly, the ability of large institutional investors to invest in "small cap" biotechnology companies is significantly restricted for several reasons:

     (i) in general, the liquidity of the stock on this system is lower than that found on the NASDAQ National Market since the volume of shares traded is much smaller;

     (ii) many institutional investors are often precluded from investing in small cap stocks since the size of the investment in any one company may either contravene their charter in that the administration of such a small investment is not justifiable or the amount of the investment goes beyond the 5% disclosure rule; or

     (iii) most companies listed here have a higher risk profile and do not attract major bracket investment banks for financing their operations until such time as they have diminished the risk or grow to such an extent that they can justify more substantial investment;

     (iv) for biotechnology companies, most analysts involved with larger securities firms are not inclined to cover these stocks either because the market cap of the company is too small and/or the risk profile for institutional investment is too high.

     As future partnership revenue begins to sustain the Company, these events in turn will permit the Company to access equity investments judiciously as its market value appreciates.

IX.  CHANGE OF CONTROL

     The Board also believes it is important to state that, despite the fact that the Insurgent Solicitation does not seek to remove Dr. Yuichi Iwaki from the Board, Dr. Iwaki has played an integral role in the activities of the Executive Committee and has supported completely the initiatives undertaken by the Committee to date.

     As noted in the Insurgent Solicitation, the Company's 1995 Stock Option Plan (the "Plan") provides that a change in the composition of a majority of the Board during a 36-month period due to contested elections will permit the Plan's administrator to provide for the automatic acceleration of unvested options outstanding to purchase the Company's Stock. A sale or merger of the Company or the sale of substantially all of its assets also constitutes a change of control, triggering acceleration. If such acceleration occurred, those employees and members of the Company's management holding outstanding options would be entitled to exercise such options and purchase shares of Common Stock.

X.   BOARD COMPOSITION

     Of further concern to the Company is what it perceives as the relative lack of experience and qualification of Insurgents. Neither of the Insurgents nominated for board membership is a stockholder of the Company. Dr. Rudick, formerly a stockholder, has sold all shares of Stock of which he was a record owner and, to the Company's knowledge, has not owned shares of Stock since July 1998. Only one of the Insurgents holds an advanced degree in medicine or the sciences. According to the Insurgent Solicitation, one of the Insurgent nominees for Board membership has never previously served as a corporate director and has less than two years' experience in the corporate sector. The other two Insurgents have long histories with Paramount, its affiliates and/or companies in which Paramount has been a primary investor. The Company's management has reported to the Board that Mr. Kanzer has never visited the Company's principal place of business in North Carolina nor spoken with the Company's Chief
Financial Officer or other members of management concerning the Company's finances, technology or program status.

     By way of contrast, management believes that the professional education, breadth of experience, independence and maturity of its Board, together with its members' experience with the Company to date, better equip the Company to face the challenges posed by today's industry and market conditions. Following are brief biographies of the Company's current Board members, with the exception of Mr. Kanzer:

     DR. FILDES, 60, was elected to the Company's Board in October 1997, has been its Chairman since June 1998, and served as its Interim President and CEO from July 1998 through December 1998. He was previously Chairman and CEO of Scotgen Biopharmaceuticals, Inc., President and CEO of Cetus Corporation, and President of Biogen Inc. He was previously Vice President of Worldwide Operations for the industrial division of Bristol Myers Corporation and has held senior executive research and development positions at Glaxo Wellcome PLC. Dr. Fildes is a founder and past board member of the Industrial Biotechnology
Association and was formerly a consultant to the U.S. Office of Technology Assessment. Dr. Fildes is currently a member of the boards of directors at SB 2, Inc., Cytovax Biotechnologies, Inc., Carrington Laboratories, Inc., and La Jolla Pharmaceuticals Company. He previously served as a director at Cascade Oncogenics, Inc., TSI, Inc., Viagene, Inc., and Jenner Technologies, Inc. In addition, he is a founder and past board member of the Industrial Biotechnology Association and was formerly a member of the Haas School of Business advisory board at the University of California, Berkeley, and a consultant to the U.S. Office of Technology Assessment. Dr. Fildes was graduated with a B.Sc. in chemistry and human physiology from the University of London, where he also received a D.C.C. in microbiology and a Ph.D. in biochemical genetics.

     DR. IWAKI, 49, is the Director, Transplantation Immunology and Immunogenetics Laboratory in the Department of Urology at the University of Southern California, and is a Professor of Urology, Surgery, and Pathology at the University of Southern California School of Medicine. Prior to joining Atlantic's Board of Directors in August 1996, he has held various academic appointments at the University of Southern California School of Medicine, the University of Pittsburgh, the University of California at Los Angeles, Sapporo Medical School, Nihon University School of Medicine, and Tokay School of Medicine. Dr. Iwaki has also held various management positions at hospitals and laboratories, including the University of Southern California, Sharp Memorial Hospital and University Presbyterian Hospital. Dr. Iwaki also serves on the board of directors of Avigen, Inc., a publicly traded pharmaceutical company, and of a second privately held corporation. He received his M.D. and Ph.D. from Sapporo Medical School in Japan.

     MR. CLEARY, 53, has been a member of the Company's Board since December 1998 and was co-founder, President and CEO of CardioGene Therapeutics, a cardiovascular gene therapy company, from its inception in 1996 until its successful merger with Boston Scientific Corporation in 1998. Following a transition period, he resumed a private consulting practice to biotech and healthcare companies. Previously, Mr. Cleary served as President and CEO of IMRE Corporation (now Cypress Bioscience) and Theragen Inc. While serving as President and CEO at each of these corporations, Mr. Cleary initiated and expanded partnership arrangements while providing positive financial returns to investors. He also spent seven and 14 years, respectively, in a variety of executive positions at CYTOGEN Corporation and Johnson & Johnson ("J&J"). From 1980 to 1986, Mr. Cleary worked in J&J's Iolab Corporation, a $90 million ophthalmic unit, where he was responsible for designing and implementing a corporate strategy for profitable growth of an acquired intraocular lens product line. Mr. Cleary was graduated from Rutgers University with a Bachelors of Science in Accounting and has completed the Executive Program for International Managers at Columbia University's Graduate School of Business.

CURRENT DIRECTION / OPERATIONAL PLAN
------------------------------------

     At the end of June 1998, the Company's then-President and CEO resigned, at which time the Executive Committee was appointed to conduct the ongoing affairs of the Company and to identify a candidate for the full-time President and CEO position. The Executive Committee has temporarily halted its search for a President and CEO pending resolution of the current proxy context. Nevertheless, the combined expertise of the Committee has permitted the Company to evaluate critically its technical and strategic options.

     After undertaking a comprehensive review of the Company's programs, the Committee reported its analyses to the Board and recommended that certain actions be taken to ensure the continued strategic growth of the Company. Most significantly, in May 1998, the Company had just finalized its first partnership with Bausch & Lomb Surgical ("B&L") for the license of our Catarex surgical product, which included up-front fees and milestone payments totaling approximately $9.5 million in potential revenue over a two-year period, assumption by B&L of all further development costs, and a royalty to the Company of seven percent (7%) on worldwide sales. The Committee's assessment of the Company's other technologies revealed the possibility of creating significant value within the timeframe of this anticipated revenue stream. Moreover, the completion of its first partnership agreement gave stronger credibility to the Company's strategy so long as each product and technology had demonstrable near term validation events to sustain the Company's growth.

     The Company's current operational plan calls for the continued development of its analgesic compound, CT-3, for which the Company intends to conduct a
Phase I clinical trial in Europe in the late summer of 1999. To date, preclinical data has shown that CT-3 has the same analgesic effects as morphine and potentially without the serious side effects of tolerance and addiction. Confirmation of this profile in humans will provide a further opportunity to generate a significant pharmaceutical development partnership, thereby solidifying its future revenue stream and further sustaining the growth of the Company.

     The Executive Committee has recommended a more judicious path for the Company's antisense technology and cyclodextrin compounds. In an effort to conserve cash, the Committee directed management to focus the Company's research and development programs on a development effort leading to the identification of a cyclodextrin compound and a product lead for the treatment of Respiratory Syncytial Virus ("RSV"). The Committee believed that this would be most appropriate use of funds and provide a lower risk/benefit profile for nearer-term value creation of these programs.

     In this way, the Board believes that the Company will be able to generate a lead product candidate from each of its technology programs. For RSV, the Company intends to out-license these product leads at the earliest reasonable opportunity. The operational plan was prepared and agreed to by the Executive Committee, at which time it was submitted to and approved by the full Board.

JUSTIFICATION AND VALUE CREATION FOR SHAREHOLDERS
-------------------------------------------------

     Since the resignation of its former CEO in June 1998, the Company has relied on the wealth of experience of its Board members to provide strategic advice and oversight in pursuing an appropriate course of action for the Company. The Board believes that the current operational plan does not need any significant cash infusion before it can achieve milestones and create continued and enhanced shareholder value. More importantly, in view of both the Board's and management's confidence in the ability of the Company's product and technology portfolio to attract pharmaceutical partners, the Board believes strongly that the current shareholder base is best served by maintaining strategic focus over this period. Further, the Board also believes that it should evaluate all possible ways of creating market appreciation through combinations, alliances, acquisitions and product opportunities, and that the last approach is carried out together with, and not independent of, the Company's existing technologies and products.

     The Company believes that, pending necessary regulatory approvals, its technology programs can generate partnership revenue during the next eighteen
(18) to twenty-four (24) months, at which time it anticipates receipt of further milestone and ongoing royalty revenue payments from B&L. Considering the potential of the cataract surgery market, the Company estimates the worldwide market opportunity for this device currently to be at least $200 to $400 million. Because the Company is entitled to a seven percent (7%) royalty on worldwide sales of Catarex, the Company believes it may be able to defray a meaningful percentage of its ongoing and future development costs at the time the device is commercialized.

     In fact, a 1996 analysis of the medical device industry estimated that the cataract market alone in the U.S. was approximately $525 million (Fahnestock, Sept. 1996, "Medical Devices - An Industry Overview"). An article on the Catarex device in Business Week (March 23, 1998) indicated that the annual U.S.
healthcare reimbursement for cataract surgery to be in the order of $3.5 billion, with 1.5 million cataract surgical procedures performed in this country.

     Under this scenario, it is possible that Atlantic Pharmaceuticals can achieve, at a minimum, cash flow positivity in the next two or three years. Given that this milestone may occur and that the Company can also generate at least one more significant revenue partnership for the CT-3 program within this period, the Board believes that the bests interests of the current shareholder base are being well served through the implementation of the current strategy and operational plan.


                                  THE PROPOSALS


     The Company is seeking written consents from the holders of shares of Stock to adopt each of the Company Proposals without a stockholders' meeting, as permitted by the DGCL. The effectiveness of each Company Proposal is subject to, and conditioned upon, the adoption of such proposal by the holders of record, as of the close of business on the Record Date, of a majority of the voting power of the shares of Common Stock outstanding. Additionally, the holders of at least two-thirds (66.67%) of all outstanding Preferred Stock, voting separately as a class, must consent to the adoption of the Company Proposal to amend the Series A Certificate of Designations.

I.   DIRECTOR REMOVAL PROPOSAL

     This proposal would remove Steve H. Kanzer as a member of the Board. The text of the resolution is as follows:


          RESOLVED, that Steve H. Kanzer is hereby removed from the Board of Directors of the Company and his office is hereby declared vacant.


     Delaware law and the Company's by-laws provide that directors of the Company may be removed, with or without cause, by the holders of a majority of the shares of stock then entitled to vote at an election of the directors. This proposal would remove Mr. Kanzer from the Board so that the remaining members of the Board would constitute the entire Board until existing vacancies are filled.

     Pursuant to the DGCL and the Company's by-laws, each member of the Board presently holds office until the annual meeting of stockholders following the initial election or appointment of such director. Consequently, in the event that neither the Company Proposals nor the Insurgent Proposals are adopted, at the Company's forthcoming annual meeting of stockholders to be held on [_________, 1999] (the "Annual Meeting"), stockholders will be entitled to vote on the re-election of all current Board members, including Mr. Cleary, who was appointed to the Board in December 1998. An election of directors is still required by Delaware law to be held at the Annual Meeting, and holders of Stock will once again be entitled to vote as to the composition of the Board at such annual meeting. The Company has no plans to appoint candidates to fill the two current vacancies on the Board any time in the near future, nor to nominate candidates for election by stockholders at the Annual Meeting. Any stockholder may nominate one or more candidates at the Annual Meeting.

     The Board's longstanding strategy is conservative cash management in continuing the Company's current potential products, with a view toward opportunistic pursuit of merger and product acquisition candidates. In contrast, Mr. Kanzer has expressly stated to members of the Board his desire to pursue a sale or merger of the Company at any cost, notwithstanding any resulting significant dilution to stockholders. Mr. Kanzer, the Insurgent Board member, has for the past eighteen (18) months verbally abused the Company's other directors, displayed a poor attendance record at Board meetings and a pattern of being the sole dissenting vote on resolutions concerning the daily ongoing operations of the Company, as well as those introducing independent outside Board members, disrupting Board meetings with his behavior and otherwise disrupting and delaying the Board's ability to focus on its responsibilities and to serve efficiently and effectively. Moreover, despite repeated criticisms of the performance of the Company and the Board, Mr. Kanzer has never visited the Company's principal office in North Carolina, nor spoken individually with its Chief Financial Officer or other members of management regarding the Company's finances, technology or program status.

     For these reasons, the Board RECOMMENDS THAT YOU CONSENT TO THE DIRECTOR REMOVAL PROPOSAL.

II.  CHARTER AMENDMENT PROPOSAL

     This proposal would delete in its entirety clause (vii) of Section 6(b) of the Certificate of Designations of Series A Convertible Preferred Stock of the Company (the "Certificate of Designations"), thereby amending the Company's Certificate of Incorporation (the Certificate of Designations and the
Certificate of Incorporation, together, the "Charter"). The text of the resolution amending the Charter is set forth below:


          RESOLVED, that the Charter be, and it hereby is, amended such that clause (vii) of Section 6(b) of the Certificate of Designations of Series A Convertible Preferred Stock of the Company is hereby deleted in its entirety.


     Section 6(b) of the Certificate of Designations currently provides that, for so long as fifty percent (50%) of the shares of Preferred Stock are outstanding, the Company must obtain the affirmative vote or consent of the holders of at least two-thirds (66.67%) of all outstanding Preferred Stock, voting separately as a class, in order to permit, effect or validate a number of corporate actions. Clause (vii) of that Section provides that the Company may not permit, effect or validate without the consent of a supermajority of shares of Preferred Stock, any transactions between the Company and its affiliates (other than transactions between the Company and its subsidiaries in the ordinary course of business). Consent is not required for issuances of Common Stock.

     The Company conceded to the inclusion of Clause (vii) only after strenuous negotiations with Paramount, the placement agent for the sale and issuance of the Preferred Stock. The Company was in need of financing and believed itself to be in a position of inferior negotiating leverage. The Company has found, and continues to find it increasingly difficult to conduct business effectively as a result of this provision. Because the definition of "affiliates" could include the Company's present or future directors, officers, employees and consultants, and because the restriction includes "any transaction," the holders of the Preferred Stock have a de facto veto power over the Company's ability to enter into employment, indemnification, and consulting agreements and to set compensation and bonus matters for such persons, among other fundamental corporate actions. It is burdensome, expensive and time-consuming for the Company to repeatedly solicit the approval of a large number of stockholders. For example, at its 1998 annual meeting of stockholders, the Company offered for approval by the holders of Preferred Stock proposed consulting agreements with Drs. Iwaki and Prendergast. Although the agreements were approved by a majority of those Preferred Stockholders who voted by proxy or otherwise, the requisite quorum of Preferred Stockholders was not obtained and the agreements were never consummated. Consequently, the Company may be required to continue to forgo desirable corporate opportunities and its ability to recruit and retain qualified management personnel may be significantly adversely affected.

     The Company has included the Charter Amendment Proposal in this Solicitation with the belief that its adoption is consistent with the aims of the Director Removal Proposal. Specifically, the Company believes that both Company Proposals will facilitate the Board's ability to operate the Company efficiently and effectively in a competitive industry, particularly with regard to the ability to recruit and retain qualified executives and consultants. Rather than burden stockholders with subsequent proposals, the Board seeks to consolidate issues in the Solicitation so as to permit stockholders to consider and act upon all proposals at once. If the Charter Amendment Proposal is adopted, the Company will promptly file with the Delaware

Secretary of State an amendment and/or restatement of the Certificate of Designations so as to delete clause (vii) of Section 6(b) thereof, at which time the Charter amendment will become effective.

     Adoption of the Charter Amendment Proposal will mean that the Company will have a greater ability to pursue and effectuate certain corporate transactions without soliciting approval of Preferred Stockholders. However, holders of shares of Preferred Stock will retain significant protective provisions limiting the Company's ability to effect significant corporate transactions without stockholder consent, and the Company will remain subject to all applicable laws governing transactions with its affiliates. Delaware law, for example, requires that members of the Board scrupulously observe their duties of care and of loyalty to the Company and its stockholders. More specifically, the DGCL requires that directors with an interest in a particular corporate transaction fully disclose such interest to the other members of the Board and abstain from voting in favor of the transaction. Further, directors who engage inappropriately in interested transactions with the Company are subject to legal action by stockholders and may also subject the Company to liability. Consequently, the Company believes that its stockholders will remain adequately protected from potentially self-serving transactions and that, in fact, class voting rights of the Preferred Stock with regard to the relevant clause may be detrimental to the Company and to its stockholders.

     The Company notes that the Insurgents do not oppose the Charter Amendment Proposal and are not seeking revocation of written consents in favor thereof. Consequently, the Charter Amendment Proposal may take effect even if the Insurgent Proposals are adopted.

     For the reasons described above, the Board RECOMMENDS THAT YOU CONSENT TO THE CHARTER AMENDMENT PROPOSAL.

                              THE CONSENT PROCEDURE

     Section 228 of the DGCL states that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. In the case of this consent solicitation, written, unrevoked consents of the holders of a majority of the outstanding shares of Stock as of the Record must be delivered to the Company as described above to effect the actions as to which consents are being solicited hereunder. Section 228 of the DGCL further provides that no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by Section 228, written consents signed by a sufficient number of holders to take such action are delivered to the Company in the manner required by Section 228. If either or both of the Company Proposals are adopted, the Company will promptly notify in writing those stockholders who did not consent to such proposals. In addition, the Company will announce the adoption through a press release and/or the filing with the SEC of a Current Report on Form 8-K.

     Although the DGCL permits stockholders to elect directors by written consent in addition to voting at a special or annual meeting, Section 211(b) of the DGCL provides that if such written consent is not unanimous, then "such action by written consent may be in lieu of holding an annual meeting only if all the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action." Because certain Board members own shares of Stock and the Company believes that they will not consent to the Insurgent Proposals, such proposals will likely not be adopted by unanimous consent. Not all directorships to which directors could be elected are presently vacant, nor are all such directorships being filled by the Insurgent Proposals. Consequently, the Company believes that the election of directors for which the Insurgents are soliciting proxies will not be in lieu of the Company's annual meeting. Therefore, an election of directors is still required by Delaware law at the Company's forthcoming annual meeting, and holders of Stock will once again be entitled to vote as to the composition of the Board at such annual meeting.

     THE COMPANY CURRENTLY INTENDS TO CEASE THE SOLICITATION OF WRITTEN CONSENTS ONCE IT HAS DETERMINED THAT VALID AND UNREVOKED CONSENTS REPRESENTING A MAJORITY OF THE VOTING POWER REPRESENTED BY ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE, AND/OR 2/3 OF THE PREFERRED STOCK VOTING POWER AS OF THE RECORD DATE, HAVE BEEN OBTAINED. WHEN THE COMPANY PROPOSALS FOR WHICH CONSENTS ARE GIVEN BECOME EFFECTIVE, A STOCKHOLDER WILL BE UNABLE TO REVOKE HIS OR HER CONSENT.

Consent Form Special Instructions

     If you were a record holder of Stock as of the close of business on the Record Date, you may consent to, withhold consent or abstain with respect to each of the Company Proposals by marking the "CONSENT," "WITHHOLD CONSENT," or "ABSTAIN" box, as applicable, underneath each and every Company Proposal on the accompanying consent form and by signing, dating and returning the form promptly in the enclosed postage-paid envelope. The consent form will be voted in accordance with the stockholder's instruction on such form. If the enclosed consent form is signed and returned and no instruction is given, the shares of Stock to which such form pertains will be voted IN FAVOR OF each of the Company Proposals and if the consent form is signed and returned but not dated, the form will be dated as of the date it is received by the Company.

     THE COMPANY RECOMMENDS THAT YOU CONSENT TO EACH OF THE COMPANY PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED CONSENT FORM AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO THE ADDRESS SET FORTH UNDER THE "SUMMARY OF CONSENT PROCEDURE." FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE COMPANY PROPOSALS.

     If your shares of Stock are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for the consent form representing your shares of Stock to be marked, dated, signed and mailed. Only that institution can execute a consent form with respect to your shares held in the institution's name and only upon receipt of specific instructions from you. The Company urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Ms. Margaret A. Schalk at the address set forth under

"Summary of Consent Procedure" so that the Company is aware of all instructions given and can attempt to ensure that such instructions are followed.

     BROKER NON-VOTES, ABSTENTIONS OR FAILURE TO RETURN A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSALS. THE COMPANY URGES EACH STOCKHOLDER TO ENSURE THAT THE RECORD HOLDER OF HIS OR HERE SHARES MARKS, SIGNS, DATES AND RETURNS THE ENCLOSED CONSENT AS SOON AS POSSIBLE.

                                APPRAISAL RIGHTS

     Holders of Stock are not entitled to appraisal rights in connection with the solicitation of written consents for the adoption of any or all of the Company Proposals.

                              SHAREHOLDER PROPOSALS

     The deadline for holders of Stock to submit proposals for inclusion in the Company's proxy statement and form of proxy for the Company's 1999 annual meeting of stockholders was December 12, 1998.

                             SOLICITATION AND COSTS

     The  Solicitation  is being made by the Company,  which will bear the costs thereof. The Company intends to employ a third-party solicitation firm in connection with the solicitation of written consents of its stockholders in connection with the Company Proposals. No regular employees of the Company are to be employed to solicit stockholders, nor will the Company engage employees especially for that purpose. Costs borne by the Company are expected to be approximately $100,000, including attorneys' fees. To date, the Company's expenditures in connection with the Solicitation have been approximately
$33,000.  Of  course,   actual  costs  and  expenses  could  differ  materially,
particularly if the Company becomes involved in litigation related to the Solicitation or the Insurgent Solicitation.

     The Insurgent Solicitation states that the Insurgents intend to seek reimbursement of their expenses from the Company if Dr. Rudick and Mr. Zotos are elected to the Board, and that such reimbursement will not be subject to a stockholder vote. The Insurgents expect their expenses in connection with the Insurgent Solicitation to be approximately $60,000. Consequently, the Company may also incur such costs if the Insurgent Proposals are adopted.

                           INTEREST OF CERTAIN PERSONS

     The Company's current directors and executive officers could potentially be affected by the Charter Amendment Proposal. The Company is also required to disclose that Dr. Prendergast, who resigned as a Board member during the last fiscal year, and Mr. J.D. Lindjord, who resigned as President and CEO of the Company during the last fiscal year, may potentially be affected by the same proposal. Because such persons are likely deemed "affiliates" of the Company, any transactions between such persons and the Company are currently subject to approval by the holders of two-thirds of the Preferred Stock. If the Charter Amendment Proposal is approved by the stockholders, then the Company will no longer be required to seek such approval. In addition, any of the above persons could be affected by the adoption of the Director Removal Proposal to the extent that the quorum and majority requirements for decisions of the Board will change in the event that Mr. Kanzer is removed from the Board. As a result, the Board may be able to take actions that Mr. Kanzer's presence delayed or prevented.

     Dr. Iwaki is party to a Consulting Agreement with the Company, dated as of July 31, 1996, pursuant to which he receives $30,000 per year.

     The Stock holdings of each of the Company's current directors and executive officers, as well as those of Dr. Prendergast and Mr. Lindjord, are included in the following table.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Stock as of the Record Date, by (i) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (ii) each director and executive officer of the Company and (iii) all current directors and executive officers as a group. The Company does not know of any person who beneficially owns more than five percent of the Preferred Stock, and none of the Company's directors or executive officers owns any shares of Preferred Stock. The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of the Company's Common Stock subject to convertible securities that are currently exercisable or convertible or that will become exercisable or convertible within sixty (60) days are deemed to be beneficially owned by the person holding such convertible security for computing the percentage ownership of such person, but are not treated as outstanding for computing the percentage of any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the Company's Stock listed below, based upon such information furnished by such owners, have sole investment power with respect to such shares, subject to community property laws where applicable.

                                                               Number          Percent of Total
     Name and Address                                         of Shares      Shares Outstanding(1)
     ----------------                                         ---------      ---------------------

Lindsay A. Rosenwald, M.D.(2)...........................        499,487               7.6%
   787 7th Avenue
   New York, NY  10019

VentureTek, L.P.(3).....................................        438,492               6.7%
   39 Broadway
   New York, NY  10006

Joseph Stevens & Co. Inc.(4)............................        330,000               5.0%
   33 Maiden Lane, 8th floor
   New York, NY  10038

Jon D. Lindjord (5).....................................        280,000               4.3%

Stephen R. Miller, M.D. (5).............................         87,469               1.3%

John K.A. Prendergast, Ph.D.(6).........................         41,553                  *

                                       21

Margaret A. Schalk (5)..................................         71,229               1.1%

Yuichi Iwaki, M.D., Ph.D. (5)...........................         14,000                  *

Shimshon Mizrachi (5)...................................         47,500                  *

Robert A. Fildes, Ph.D. (5).............................         22,417                  *

Steve H. Kanzer, Esq. (5)...............................          6,121                  *

All current executive officers and directors
   as a group (6 persons) (5)...........................        248,736               4.4%

-----------------------------
*  Less than 1.0%

(1) Percentage of beneficial ownership is calculated assuming 6,571,178 shares of Common Stock were outstanding on January 25, 1999. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares of Common Stock.

(2) Includes 570 shares owned by Dr. Rosenwald's wife and trusts in favor of his minor children. Dr. Rosenwald disclaims beneficial ownership of such shares. Does not include 84 shares collectively owned by Dr. Rosenwald's mother and two brothers, of which Dr. Rosenwald disclaims beneficial ownership. Includes 380 shares owned by two companies of which Dr. Rosenwald is the sole stockholder. Includes 154,410 shares of Common Stock into which shares of Series A Preferred may be converted upon exercise of a warrant, exercisable within 60 days of January 25, 1999, for 47,202 shares of Series A Preferred.

(3) The general partner of VentureTek, L.P. is Mr. C. David Selengut. Mr. Selengut may be considered a beneficial owner of the shares owned by VentureTek, L.P. by virtue of his authority as general partner to vote and/or dispose of such shares. VentureTek, L.P. is a limited partnership, the limited partners of which include Dr. Rosenwald's wife, children, sisters of Dr. Rosenwald's wife and their husbands and children. Dr. Rosenwald disclaims beneficial ownership of such shares.

(4) Represents shares of Common Stock underlying a warrant, exercisable within 60 days of January 25, 1999, for shares of Common Stock and securities convertible into Common Stock. Does not include any units, shares of common stock or redeemable warrants that may be held in the market making account.

(5)  Represents options exercisable within 60 days of January 25, 1999.

(6) Includes 53 shares of Common Stock held in trust for the benefit of the children of Dr. Prendergast. Dr. Prendergast disclaims beneficial ownership of such shares. Includes 4,000 shares of Common Stock underlying options exercisable within 60 days of January 25, 1999. Includes 37,500 shares of Common Stock underlying a warrant exercisable within 60 days of January 25, 1999.

     YOUR CONSENT IS IMPORTANT. NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, PLEASE CONSENT TO THE COMPANY PROPOSALS BY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED CONSENT FORM TO THE COMPANY PROMPTLY.

                                                          THE BOARD OF DIRECTORS

Dated:  April [__], 1999

                         ATLANTIC PHARMACEUTICALS, INC.

               CONSENT OF STOCKHOLDER TO ACTION WITHOUT A MEETING

                This Proxy is Solicited on Behalf of the Board of
                         Atlantic Pharmaceuticals, Inc.

     Unless otherwise indicated below, the undersigned, a stockholder on January 25, 1999 (the "Record Date") of Atlantic Pharmaceuticals, Inc. (the "Company"), hereby consents, pursuant to Section 228 of the General Corporation Law of the State of Delaware, with respect to all shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock") and Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the "Preferred Stock," and together with the Common Stock, the "Stock") held by the undersigned, to each of the following actions to be taken by the Company and the holders of Stock without a meeting, without prior notice and without a vote. Capitalized terms not otherwise defined in this consent refer to the terms so defined in the Proxy Statement filed by the Company in connection herewith, a copy of which I've received. The effectiveness of any one Company Proposal is not conditioned upon the adoption of the other Company Proposal. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU CONSENT TO EACH OF THE FOLLOWING COMPANY PROPOSALS.

     1. RESOLVED, that Steve H. Kanzer is hereby removed from the Board of Directors of the Company and his office is hereby declared vacant.

          [__]  CONSENT           [__] WITHHOLD CONSENT            [__]  ABSTAIN

     2.   RESOLVED,  the Charter be, and it hereby is,  amended such that clause
          (vii) of Section 6(b) of the Certificate of Designations of Series A Convertible Preferred Stock of the Company is hereby deleted in its entirety.

          [__]  CONSENT           [__] WITHHOLD CONSENT            [__]  ABSTAIN

     To consent, to withhold consent or to abstain from consenting to the Company Proposals set forth above, check the appropriate box beneath each proposal. IF ANY BOX IS NOT MARKED ABOVE, BUT YOU HAVE SIGNED AND DATED THIS WRITTEN CONSENT, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO EITHER OR BOTH OF THE UNMARKED COMPANY PROPOSALS.

--------------------------------------------------------------------------------

     In addition, set forth below is the text of the Insurgent Proposals as set forth in the Insurgent Solicitation; for purposes of clarity, the Company has added the bracketed language. If you have previously consented to one or more of the Insurgent Proposals, you may revoke that consent, or decline to revoke it, by checking the appropriate box or boxes below. If you have not marked either box beside any Insurgent Proposal below, you will be deemed to have declined to revoke any consent you may have previously given to that Insurgent Proposal. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU REVOKE YOUR PREVIOUS CONSENT TO EACH OF THE FOLLOWING INSURGENT PROPOSALS.

     1. RESOLVED, that (1) each current member of the Board of Directors of Atlantic, other than Steve H. Kanzer and Yuichi Iwaki (those current members, the "Remaining Directors"), and (2) any other person or persons (other than [A. Joseph Rudick or Frederic P. Zotos]) elected or appointed to the Board of Directors of Atlantic prior to the effective time of this resolution, in addition to or in lieu of any such current members (including any persons elected or appointed in lieu of the Remaining Directors) to fill any newly created directorship or vacancy on the Board of Directors of Atlantic, or otherwise, is hereby removed and the office of each such member of the Board of Directors is hereby declared vacant.

                    [__]  REVOKE                  [__] DO NOT REVOKE

     2. RESOLVED, that A. Joseph Rudick and Frederic P. Zotos are hereby elected as directors of Atlantic, to serve until their respective successors are duly elected and qualified.

                    [__]  REVOKE                  [__] DO NOT REVOKE

          (To revoke  consent to the election of either Dr. Rudick or Mr. Zotos,
          but   not   both,   write   his   name   in   the   following   space:
          ________________________________)

     3. RESOLVED, that all By-Laws adopted subsequent to January 11, 1999, and prior to the effectiveness of this resolution are null and void and of no force and effect.

                    [__]  REVOKE                  [__] DO NOT REVOKE

Please print the name(s) appearing
on each share certificate(s) over
which you have voting authority: _______________________________________________
                                          (Print name(s) on certificate)

Please sign your name(s): _____________________________________  Date: _________
                                (Authorized Signature(s))

                          _____________________________________
                          (Title or signature authority, if applicable)

If you wish your consent to apply to fewer than all shares of Stock you own of record, please indicate the number of shares you wish to allocate to the Company Proposals (Please contact the Company if you are unsure how many shares of any class you held as of the Record Date):

       __________________________________      _______________________________
                (Common Stock)                        (Preferred Stock)